Exhibit 5.2

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
April 23, 2013	Brussels	Orange County
	Chicago	Paris
	Doha	Riyadh
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
Rosetta Resources Inc.	London	Singapore
1111 Bagby Street, Suite 1600	Los Angeles	Tokyo
Houston, Texas 77002	Madrid	Washington, D.C.
Milan

Re	Registration No. 333-180439; Issuance of 8,050,000 shares of common stock

Ladies and Gentlemen:

We have acted as special counsel to Rosetta Resources Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 8,050,000 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”). The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 29, 2012 (Registration No. 333-180439) (as so filed and as amended, the “Registration Statement”), a base prospectus dated March 29, 2012 (the “Base Prospectus”), a preliminary prospectus supplement dated April 15, 2013 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement dated April 18, 2013 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by

April 23, 2013

the Company against payment therefor in the circumstances contemplated by the underwriting agreement filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on April 23, 2013 and the Prospectus, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated April 23, 2013 and to the reference to our firm contained in the Preliminary Prospectus and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP